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                                                               EXHIBIT 5.1



                           LETTERHEAD OF BAER MARKS & UPHAM LLP



                                                        October 2, 2001


Communication Intelligence Corporation
275 Shoreline Drive, Suite 500
Redwood Shores, California 94065


                   Re: Registration Statement on Form S-8


Gentlemen:

         We have acted as counsel to Communication Intelligence Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 1,000,000 shares of common stock, par value $.01 per share, of the Company (the "Additional Shares"), issued or issuable pursuant to the terms of the Company's 1999 Stock Option Plan, as amended (the "Plan").

         We previously rendered our opinion, dated November 2, 2000, in connection with a Registration Statement on Form S-8 (File No. 333-49396) filed with the Securities and Exchange Commission on November 6, 2000 under the Securities Act, relating to an aggregate of 10,412,237 shares of common stock of the Company issued or issuable pursuant to the terms of the Company's 1994 Stock Option Plan, 1999 Stock Option Plan or certain stock option agreements.

          In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon the foregoing and subject to the other limitations set forth herein, we are of the opinion that, when issued and sold pursuant to the Plan and the option agreement which accompanies such grant, the Additional Shares to be offered and sold pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

         We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the laws of the State of New York, Delaware General Corporate Law and the federal laws of the United States.


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         We assume no obligation to advise you of any changes to this opinion which may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

         We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder or that we are "experts" within the meaning of such act, rules and regulations.


                                                Very truly yours,


                                                /s/ Baer Marks & Upham LLP